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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 333-60185 and 333-63433

           RECEIPTS ON CORPORATE SECURITIES TRUST, SERIES NSC 1998-1
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             (Exact name of registrant as specified in its charter)

One New York Plaza, 14th Floor, New York, New York 10292-2014    (212) 809-6631
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Receipts of Corporate Securities, Series NSC 1998-1,
                               Amortizing Class Certificate
                                Residual Class Certificate
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                (Title of each class of securities covered by this Form)

                                       N/A
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [ ]                  Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(2)(i) [ ]
             Rule 12g-4(a)(2)(i) [ ]                  Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii) [ ]                      Rule 15d-6       [X]
             Rule 12h-3(b)(1)(i) [X]

  Approximate number of holders of record as of the certification or notice date:

   Amortizing Class:   14
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   Residual Class:      1
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  Pursuant to the requirements of the Securities Exchange Act of 1934,
Receipts on Corporate Securities Trust, Series NSC 1998-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

RECEIPTS ON CORPORATE SECURITIES TRUST, SERIES NSC 1998-1

By: PRUDENTIAL SECURITIES STRUCTURED ASSETS, INC.

DATE: January 29, 2000             By: /s/ Lawrence Motz
      ----------------                 -----------------------------
                                       Lawrence Motz,
                                       Vice President


PRUDENTIAL SECURITIES STRUCTURED ASSETS, INC.

DATE: January 29, 2000             By: /s/ Lawrence Motz
      ----------------                 -----------------------------
                                       Lawrence Motz,
                                       Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.